Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

Sinclair Announces Completion and Results of Tender Offer for 8% Notes
and Commences Redemption of Untendered 8% Notes

(BALTIMORE)  October 19, 2010 — Sinclair Television Group, Inc. (“Sinclair”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”) (Nasdaq: SBGI), today announced the completion of its tender offer for any and all of Sinclair’s outstanding 8.0% Senior Subordinated Notes due 2012 (CUSIP No. 829226AM1) (the “Notes”).  As of 12:00 midnight, New York City time on October 18, 2010 (the “Expiration Date”), holders representing approximately 78.2% ($175.7 million) in principal amount of the Notes had validly tendered and not validly withdrawn their Notes.  This includes the results of all holders who tendered at or prior to the early tender premium deadline on October 1, 2010 (the “Early Tender Premium Deadline”).

As part of the tender offer, Sinclair also solicited consents from the holders of the Notes for certain proposed amendments to eliminate substantially all of the restrictive covenants and events of default from the indenture governing the Notes. Adoption of the proposed amendments required the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Required Consents”). As announced previously, Sinclair received the Required Consents in order to approve the proposed amendments to the indenture governing the Notes.

Pursuant to the terms of the tender offer, holders of the remaining $49.0 million principal amount of Notes not tendered will no longer be entitled to the benefits of the restrictive covenants and other provisions contained in the indenture governing the Notes that will be eliminated by the proposed amendments.

Sinclair expects to settle the tender offer on or around October 19, 2010 using the proceeds from its recent private placement of $250 million aggregate principal amount of 8.375% senior unsecured notes due 2018 (the “Private Placement”).

Under the terms of the tender offer, any Notes validly tendered and not validly withdrawn on or prior to the Early Tender Premium Deadline were purchased at a purchase price of $1,002.50 per $1,000 in principal amount of the Notes. Any Notes validly tendered after the Early Tender Premium Deadline but on or prior to the Expiration Date will be purchased at a purchase price of $972.50 per $1,000 in principal amount.  The purchase price for the Notes tendered at or prior to the Early Tender Premium Deadline included an early tender premium of $30.00 per $1,000 in principal amount. All withdrawal rights expired as of the Early Tender Premium Deadline.

On October 19, 2010, Sinclair gave notice to the trustee of the Notes that all of the remaining Notes not tendered in the tender offer will be redeemed for cash on November 19, 2010 at a redemption price of 100% of the principal amount of the Notes plus accrued and unpaid interest. The redemption of the Notes will be effected in accordance with the terms of the indenture governing the Notes and will be funded from the net proceeds from the Private Placement and available cash on hand or borrowing capacity under Sinclair’s revolving credit facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and does not constitute a notice of redemption. A notice of redemption is made only by a Notice of Redemption provided by the trustee of the Notes to the registered holders of the Notes.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 35 markets.  The Company’s television group reaches approximately 22% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT and CW affiliates.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact Sinclair’s and the Company’s ability to forecast or refinance their respective indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, Sinclair’s news share strategy, local sales initiatives, the execution of retransmission consent agreements, the Company’s ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s recent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company and Sinclair undertake no obligation to update such forward-looking information in the future except as required by law.

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